Exhibit 4.3
AQUABOUNTY TECHNOLOGIES, INC.
DESCRIPTION OF SECURITIES
The following description of the securities of AquaBounty Technologies, Inc. (the “Company” or “our”) is only a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Third Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, and the form of warrant that are included as exhibits to the Annual Report on Form 10-K of which this Exhibit forms a part, as well as the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”).
Common Stock
General
Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share, of which 21,635,365 shares were outstanding as of December 31, 2019, and 5,000,000 shares of preferred stock, par value $0.01 par value per share, of which zero shares were outstanding as of that date.
Our Board of Directors is authorized to issue additional shares of our capital stock without shareholder approval, except as required by the Nasdaq listing standards.
Dividends and Liquidation Rights
Subject to preferences that may be applicable to any outstanding shares of our preferred stock, holders of shares of our common stock are entitled to receive ratably such dividends, if any, as our Board of Directors may declare on the common stock out of funds legally available for that purpose. Upon our liquidation, dissolution, or winding up, holders of shares of our common stock would be entitled to share ratably in all assets remaining after the payment of all debts and other liabilities and the liquidation preferences of any outstanding shares of our preferred stock.
Voting Rights
Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. A majority of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote is required for any action by the shareholders except (a) as otherwise provided by law or the Third Amended and Restated Certificate of Incorporation and (b) that directors are to be elected by a plurality of the votes cast at elections. Holders of shares of our common stock do not have cumulative voting rights in the election of directors.
Our Third Amended and Restated Certificate of Incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting; that stockholders may not take any action by written consent in lieu of a meeting; that only the chairman of our Board of Directors, our chief executive officer, or a majority of the authorized number of directors may call special meetings of stockholders; and that only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Amended and Restated Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.
Other Rights
Holders of common stock have no preemptive, conversion, or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Future Issuance of Preferred Stock
There are no shares of preferred stock issued or outstanding. Our Board of Directors may, without further action by our shareholders, from time to time, direct the issuance of shares of preferred stock in one or more series and may, at the time of issuance, determine the rights, preferences, and limitations of each series. These shares of preferred stock may have conversion, dividend, liquidation, or voting rights that could adversely affect the holders of shares of our common stock, and they may render more difficult or tend to discourage a merger, tender offer, or proxy contest; the assumption of control by a holder of a large block of our securities; or the removal of incumbent management.
Changes in Control
Certain provisions of the DGCL and of our Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions might inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts, make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests, and prevent changes in our board of directors or management.

Advance Notice Procedures
The Amended and Restated Bylaws establish advance notice procedures for shareholders to make nominations of candidates for election as directors or bring other business before an annual meeting of our shareholders. If the officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the notice procedure, that person will not be eligible for election as a director, or that business will not be conducted at the meeting.
Authorized but Unissued Shares
The authorized but unissued shares of our common stock are available for future issuance without shareholder approval. The existence of authorized but unissued shares of our common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.
Amendment to By-Laws and Third Amended and Restated Certificate of Incorporation
As required by the DGCL, any amendment of our certificate of incorporation must first be approved by a majority of our Board of Directors and, if required by law or our Third Amended and Restated Certificate of Incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to directors, limitation of liability, and choice of forum must be approved by not less than 66 2/3% of the outstanding shares entitled to vote on the amendment. Our Amended and Restated Bylaws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the Amended and Restated Bylaws, and may also be amended by the affirmative vote of at least 66 2/3% of the outstanding shares entitled to vote on the amendment.
Board Composition and Filling Vacancies
In accordance with our Third Amended and Restated Certificate of Incorporation, directors may be removed without cause by the affirmative vote of the holders of 66 2/3% or more of the shares then entitled to vote at an election of directors, or with cause by the affirmative vote of a majority of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our Board of Directors, however occurring, including a vacancy resulting from an increase in the size of our Board of Directors, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. Our Board of Directors is not divided into classes.
Forum
Our Third Amended and Restated Certificate of Incorporation provides that the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee to us or to our stockholders; (3) any action asserting a claim arising pursuant to any provision of the DGCL; or (4) any action asserting a claim governed by the internal affairs doctrine.
Transfer Agent
The transfer agent for our common stock is Computershare Trust Company, N.A.
Listing
Our common stock is listed on the Nasdaq Capital Market under the symbol “AQB.”
Warrants to Purchase Common Stock
General
As of December 31, 2019, we had outstanding warrants to purchase 1,622,304 shares of our common stock.
Term
The term of the warrants is five years from the date of original issuance.
Exercise Price
The exercise price of the warrants is $3.25 per share. The exercise price and number of shares of our common stock issuable upon the exercise of the warrants is subject to adjustment in the event of any stock dividend, split, or reverse split or any recapitalization, reorganization, or similar transaction. The exercise price can also be lowered by us for any period of time, with the prior written consent of the holders of a majority in interest of the warrants then outstanding, unless prohibited by the listing rules of the exchange on which our common stock is listed.

Exercisability
The warrants were immediately exercisable upon issuance and are exercisable at any time during the applicable term of the warrant. The warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise.
No Fractional Shares
No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, we shall, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price of the warrant or round up to the next whole share.
Transferability
Subject to applicable laws, the warrants may be transferred at the option of the holder upon surrender of the warrants to us together with the appropriate instruments of transfer, provided that we may require an opinion of counsel in connection with certain transfers.
Authorized Shares
We have reserved from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of shares of common stock underlying the warrants upon the exercise of the warrants.
Fundamental Transactions
In the event of any fundamental transaction, as described in the warrants and generally, upon any subsequent exercise of a warrant, the holder shall have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of us, if we are the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event. Any successor to us or surviving entity is obligated to assume the obligations under the warrants. In the event of certain fundamental transactions, the Company shall, at the warrant holder’s option, purchase such holder’s warrant by paying an amount in cash equal to the Black Scholes value of the remaining unexercised portion of such warrant.
Right as a Stockholder
Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock until they exercise their warrants.
Waiver and Amendments
The terms of any warrant, other than a lowering of the exercise price as described above, may be amended or waived with our written consent and the written consent of the holder of such warrant.
Beneficial Ownership Limitation
Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the holder, 9.99%) of the shares of our common stock then outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon notice to us, the holder may increase or decrease the Beneficial Ownership Limitation; provided, further, that in no event shall the Beneficial Ownership Limitation exceed 9.99% and in no event shall any increase in the Beneficial Ownership Limitation be effective until 61 days following notice of such increase from the holder to us.